Exhibit 99.1

Hecla Reports First Quarter 2014 Results

Third highest quarterly revenue in Company history. Updated 2014 guidance.

For the Period Ended March 31, 2014

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 5, 2014--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter net income applicable to common stockholders of $11.5 million, or $0.03 per basic share, and adjusted net income applicable to common stockholders of $4.9 million, or $0.01 per basic share.1 First quarter silver production was 2.5 million ounces at a cash cost, after by-product credits, per silver ounce of $3.83.2

FIRST QUARTER 2014 HIGHLIGHTS AND SIGNIFICANT ITEMS

  Sales of $125.8 million - 65% increase over first quarter of 2013.
  Net income applicable to common stockholders of $11.5 million, or $0.03 per basic share.
  Adjusted net income applicable to common stockholders of $4.9 million, or $0.01 per basic share.
  Operating cash flow of $30.4 million - almost triple that of first quarter of 2013.
  Adjusted EBITDA of $41.0 million3 - a 20% increase over first quarter of 2013.
  Total silver production of 2.5 million ounces at a cash cost, after by-product credits, per silver ounce of $3.83.
  Gold production of 46,268 ounces, of which 31,259 ounces were produced at Casa Berardi at a cash cost, after by-product credits, per gold ounce of $886.2
  Cash and cash equivalents of $208 million at March 31, 2014 - $4 million less than year-end 2013.
  Improved 2014 guidance for cash cost, after by-product credits, to $6.50 per silver ounce.2
  Declaration of $0.0025 cash dividend on common stock under the Company's dividend policy.
  Received the 2013 Excellence in Hard Rock Mine Reclamation Award from the Colorado Mine Land Reclamation Board.

“Hecla's first quarter demonstrates that, despite lower prices, we can grow production, revenue, cash flow, and earnings,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “As we continue to execute our projects, such as the Lucky Friday #4 Shaft and the Casa Berardi optimization, we expect even more growth, particularly when metal prices increase.”

“With adjusted EBITDA of $41 million in the first quarter, and capital and exploration programs of only $34 million, we are demonstrating that we can invest in growth while operating within our adjusted EBITDA. Costs at Greens Creek are lower than expected, and we are improving Hecla's 2014 guidance for cash cost, after by-product credits, per silver ounce to $6.50,” added Mr. Baker.

(1) Adjusted net income applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common stockholders (GAAP) to adjusted net income applicable to common stockholders can be found at the end of the release.

(2) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (GAAP) can be found at the end of the release.

FINANCIAL REVIEW

Overview

Net income applicable to common stockholders for the first quarter increased $0.5 million to $11.5 million, or $0.03 per share, from the same period a year ago and was impacted by the following factors:

  65% higher revenues over first quarter of 2013 due to increased gold production from the June 1, 2013 acquisition of Casa Berardi and the resumption of full production at the Lucky Friday.
  Lower realized silver, gold, lead, and zinc prices.
  Lower net gain on base metal derivative contracts of $9.5 million in the first quarter of 2014 compared to a gain of $21.5 million in the first quarter of 2013.
  Increase in interest expense of $6.1 million due to the issuance of senior notes.
  $5.3 million in Aurizon acquisition costs in first quarter of 2013 did not reoccur in 2014.
  Ownership of Canadian assets resulted in a $4.0 million foreign currency exchange gain.
(in thousands, except per share amounts)	First Quarter Ended
HIGHLIGHTS	March 31, 2014	March 31, 2013
FINANCIAL DATA
Sales	$125,787	$76,450
Gross profit	$22,243	$25,618
Income applicable to common stockholders	$11,503	$10,956
Basic income per common share	$0.03	$0.04
Diluted income per common share	$0.03	$0.04
Net income	$11,641	$11,094
Cash provided by operating activities	$30,383	$11,360

Capital expenditures (excluding capitalized interest) totaled $29.1 million for the first quarter ended March 31, 2014. Expenditures at Greens Creek, Casa Berardi, and Lucky Friday were $5.6 million, $12.9 million, and $10.5 million, respectively.

Metals Prices

Average realized silver prices in the first quarter of 2014 were $20.04 per ounce, 31% lower than the $28.86 price realized in the first quarter of 2013. Realized gold, lead, and zinc prices also declined 20%, 8%, and 3%, respectively, from the first quarter of 2013.

		First Quarter Ended
		March 31, 2014	March 31, 2013
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$20.49	$30.08
	Realized price per ounce	$20.04	$28.86
Gold -	London PM Fix ($/oz)	$1,294	$1,630
	Realized price per ounce	$1,298	$1,620
Lead -	LME Cash ($/pound)	$0.95	$1.04
	Realized price per pound	$0.98	$1.07
Zinc -	LME Cash ($/pound)	$0.92	$0.92
	Realized price per pound	$0.90	$0.93

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2014:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2014 settlements	29,817	9,755	$0.91	$0.95
Contracts on forecasted sales
2014 settlements	29,652	21,054	$0.99	$1.05
2015 settlements	45,635	40,179	$0.96	$1.07
2016 settlements	9,094	31,030	$0.94	$1.03

The settlements represent 32% of the forecasted zinc production at an average price of $0.96 per pound and 51% of the forecasted lead production at an average price of $1.05 per pound.

OPERATIONS REVIEW

Overview

  Hecla’s quarterly silver production at the same level as before the suspension of the Lucky Friday.
  With the addition of Casa Berardi, is the second highest quarterly gold production in the past seven years.
  Greens Creek quarterly silver production of approximately 1.8 million ounces is the same as four of the last five quarters.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the first quarters ended March 31, 2014 and 2013:

	First Quarter Ended			First Quarter Ended
	March 31, 2014			March 31, 2013
	Production (ounces)	Increase/(decrease) over Q1 2013	Cash costs, after by-product credits, per gold or silver ounce[1]	Production (ounces)	Cash costs, after by-product credits, per gold or silver ounce[2]
Silver	2,491,853	31%	$3.83	1,901,016	$7.02
Gold	46,268	238%	$886	13,689	n/a2
Greens Creek	1,787,137	—%	$1.58	1,780,524	$5.02
Lucky Friday	699,605	481%	$9.60	120,492	$36.55
Casa Berardi	31,259	n/a3	$886	0[3]	0[3]

(1) Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(2) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is used as a by-product credit against the silver cash cost.

(3) Casa Berardi mine acquired on June 1, 2013.

The following table provides the production summary on a consolidated basis for the first quarters ended March 31, 2014 and 2013:

		First Quarter Ended
		March 31, 2014	March 31, 2013
PRODUCTION SUMMARY
Silver -	Ounces produced	2,491,853	1,901,016
	Payable ounces sold	2,189,703	1,593,749
Gold -	Ounces produced	46,268	13,689
	Payable ounces sold	43,965	9,992
Lead -	Tons produced	9,635	5,541
	Payable tons sold	7,580	4,357
Zinc -	Tons produced	17,091	14,272
	Payable tons sold	13,503	8,035

Greens Creek Mine - Alaska

Silver production at Greens Creek was 1.8 million ounces in the first quarters of 2014 and 2013. This consistent silver production is due, in part, to the investment in capital projects that are designed to reduce the risk of the operation. The mill operated at 2,252 tons per day during the first quarter of 2014.

Power and treatment costs were lower than in the first quarter of 2013. Power costs were lower due to the availability of hydroelectric power. Lower power costs are the largest factor in a reduction of mining and milling costs per ton by 7% and 27%, respectively, in the first quarter compared to the same period in 2013. Treatment costs are less as a result of lower silver prices, as treatment costs include the value of silver retained by the smelters. The cash cost, after by-product credits, per silver ounce declined to $1.58 in the first quarter of 2014 from $5.02 in the first quarter of 2013. The Company has updated its guidance for cash cost, after by-product credits, to $5.00 per silver ounce1 to reflect the first quarter performance and the expected utilization of more diesel-generated power over the second half of the year.

Lucky Friday Mine - Idaho

First quarter 2014 silver production at Lucky Friday was 699,605 ounces at a cash cost, after by-product credits, per silver ounce of $9.60. The Company has updated its guidance for cash cost, after by-product credits, to $9.75 per silver ounce1 to reflect the first quarter performance. Operating cost per ton is lower than in the previous four quarters because of increased throughput.

Production recommenced in February of 2013 following completion of the rehabilitation and enhancement project at the 6,100 foot Silver Shaft, the main access to the mine, and the 5900 bypass. Historical throughput was reached in September 2013, and has continued into 2014.

#4 Shaft, a key growth project, has been excavated 2,000 feet to below the 6500 level. The project is more than 60% complete and is expected to be finished in the third quarter of 2016. The total estimated completion cost of the #4 Shaft is approximately $215 million, with $138 million having been spent through the first quarter. With the remaining work primarily limited to the actual sinking of the shaft and development of the levels, the project risks have declined. As of March 31, 2014, the #4 Shaft team has worked 864 days without a lost-time accident.

(1) Cash cost, after by-product credits, per silver ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

Casa Berardi Mine - Quebec

The Casa Berardi mine, acquired from Aurizon Mines Ltd. on June 1, 2013, produced 31,259 ounces of gold in the first quarter at a cash cost, after by-product credits, per gold ounce of $886. For the seven-month period ending December 31, 2013 under Hecla ownership, the mine produced gold at a cash cost, after by-product credits, per gold ounce of $951.1 The lower cost in the first quarter of 2014 was due in part to increased production, as mill throughput averaged 2,068 tons per day. Operating costs were negatively impacted by approximately $1.2 million, or approximately $38 per gold ounce, due to higher heating costs resulting from a propane shortage in eastern Canada and the U.S. The Company believes improved ground control has resulted in generally safer operations, as well as a reduction in waste rock generation.

Advanced engineering work is underway in an effort to increase metallurgical recoveries, better control dilution, and reduce the development necessary to maintain production. Beginning in 2015, these initiatives should positively affect revenue and cash cost, as well as reduce the capital required, with an expected life of mine financial benefit of $140 million. Additional information on these programs can be found in the April 9, 2014, Investor Day presentation on the Company's website.

Work on the West Mine Shaft deepening continues, with a focus during the first quarter on the construction of stations, a loading pocket and transfer raises. The shaft has approximately 38 meters remaining, and completion of the associated mechanical and electrical infrastructure is expected late in the third quarter of 2014, with commissioning to follow. The deeper shaft allows access to the deeper mining horizons and exploration targets.

(1) Cash cost, after by-product credits, per gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

EXPLORATION AND PRE-DEVELOPMENT REVIEW

Expenditures

Exploration and pre-development expenses were $4.2 million and $0.4 million, respectively, in the first quarter of 2014, decreases of about $2.3 million and $4.4 million, respectively, versus the first quarter of 2013 as a result of reduced discretionary spending in response to lower metals prices. Full year exploration and pre-development expenses are expected to be about $18.0 million.

Greens Creek - Alaska

At Greens Creek, definition and exploration drilling from two drills continues to enhance the potential of Deep 200 South, a mineralization trend that extends over 3,000 feet along strike and over 1,000 feet of dip. Drilling of Deep 200 South has defined three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Drilling of the upper fold or bench mineralization had some of the widest and highest-grade intercepts in recent history at the mine. This drilling confirms the resource model and shows the upper limb of the bench fold extends about 100 feet east beyond the current model. Significant drill intersections include 27.3 oz/ton silver, 0.46 oz/ton gold, 13.7% zinc, and 6.7% lead over 28.2 feet and 52.1 oz/ton silver, 0.40 oz/ton gold, 14.8% zinc, and 7.5% lead over 4.9 feet. See more complete drill assay highlights in Table A at the end of the release. Drill intersections continue to be very encouraging and mineralization remains open to the south.

Casa Berardi - Quebec

At Casa Berardi, five drills have been operating underground.

Definition drilling of the 113 Zone confirmed and expanded previous resources upward towards the 310 level and includes an intersection of 0.87 oz/ton gold over 17.7 feet. Drilling of the 118 Zone was successful in extended lenses 118-27, 118-45, and 118-46 to the east and includes intersections such as 0.37 oz/ton gold over 58.1 feet. At the lower 118 Zone, some intercepts including 0.48 oz/ton gold over 16.4 feet represents an extension to the current resource.

Exploration drilling on the 123 Zone intersected 0.21 oz/ton gold over 3.4 feet and 0.22 oz/ton gold over 17.4 feet on the east extension of the 123-30 lens. Exploration drilling of the 124 Zone Principale on the east extension of the 124-30 lens intersected 0.25 oz/ton over 10.4 feet on the south side of the Casa Berardi fault and appears to be open to the east. See more complete drill assay highlights in Table A at the end of the release.

Lucky Friday - Idaho

At Lucky Friday, definition drilling from the #4 Shaft 6500 Station continues to confirm resources and refine vein solids interpretation below the 15 and 16 stopes between the 6476 to 7005 levels. Intersections of the 30 Vein include 28.7 oz/ton silver, 21.4% zinc, and 6.7% lead over 16.5 feet. Other strong intersections include 36.2 oz/ton silver, 2.1% zinc, and 17.7% lead over 17.0 feet (130 Vein) and 17.5 oz/ton silver, 12.4% zinc, and 2.3% lead over 6.7 feet (50 Vein). See more complete drill assay highlights in Table A at the end of the release.

Fayolle - Quebec

Hecla is earning in a 50% interest in the Fayolle property, located in Abitibi about 81 miles southeast of Casa Berardi. Fayolle has a small, near surface, high-grade gold occurrence; however, large portions of the property remain under-explored and display geological similarities with the main deposit. Recent drilling of the Cinco intersected 0.12 oz/ton gold over 14.4 feet within a broader interval of 0.08 oz/ton over 26.9 feet. In a second hole, visible gold was observed in a vein and graded 0.48 oz/ton gold over 2.6 feet. See more complete drill assay highlights in Table A at the end of the release.

Opinaca - Quebec

A drill program investigated the Smiley and Conglo targets at the Opinaca project, which borders on and shares geologic characteristics with Goldcorp's Eleanore project. The Smiley target is based on a gold anomaly that coincides with the intersection of mineralized structures. Nine holes in the recent program intersected the targeted structure along 800 meters of strike length and encountered multiple, 5 to 10 meter-wide mineralized intervals. The Conglo area has a gold-in-till anomaly, coincident with a boulder of arsenopyrite-mineralized conglomerate. This five hole program intersected conglomerate bordered by arsenopyrite-bearing, fine-grained sediments. Assays are pending from both drill programs.

San Sebastian - Mexico

At San Sebastian in Durango, Mexico, potential extensions of the Middle, Francine and North veins to the northwest and southeast remain strong and the Middle Vein is open to depth. The combination of recent surface drill holes and trenching has defined a series of drill targets that could be the strike extensions of these veins located across the San Ricardo Fault and north of the San Sebastian mine area. These targets are expected to be evaluated with trenching and drilling in the second quarter, and may provide new resources to incorporate into the mine plan for a potential restart of production at San Sebastian.

Pre-development

Metallurgical testwork on the Middle Vein at San Sebastian is in progress to refine the metallurgical processing and mill designs. Scoping studies are determining the production viability, rate and sequencing of mining for a near surface mine that could require less capital initially and provide increased returns. Test pits are being excavated along the Middle and Andrea veins at 10-meter spacing for evaluation of overburden, vein continuity and oxidation.

At San Juan Silver in Colorado, work continues on water discharge permits and on an amendment to the 5-year Plan of Operations (POO) for surface exploration drilling. Subject to receipt of the permits and the amended POO, and improved market conditions, the Company expects to commence underground rehabilitation in order to establish drill platforms.

Recently the Company received the 2013 Excellence in Hard Rock Mine Reclamation Award from the Colorado Mine Land Reclamation Board (see April 17, 2014 news release). The award was presented at the 116th National Western Mining Conference and Exhibit. The recognition was for contemporaneous reclamation of prospecting sites at its development project near Creede in Mineral County, Colorado.

UPDATE OF 2014 GUIDANCE

Production guidance is unchanged for 2014 but estimated cash costs, after by-product credits, for the year have declined $0.50 per silver ounce to $6.50. Guidance for capital and exploration and pre-development expenditures are unchanged. For the full year 2014, based on current metals prices, the Company expects:

Mine	2014E1 Silver Production (Moz)	2014E Gold Production (oz)	Cash cost, after by- product credits, per silver/gold ounce[2,3]
Greens Creek	6.5 - 7.0	55,000	$5.00
Lucky Friday	3.0	n/a	$9.75
Casa Berardi	n/a	125,000	$900
Company-wide	9.5 - 10.0	180,000	$6.50
Equivalent Production:
Including precious metals only	20[4]	338,000[4]
Including all metals	29[5]	493,000[5]
2014E capital expenditures (excluding capitalized interest)	$150 million
2014E pre-development and exploration expenditures	$18 million

(1) 2014E refers to the Company's expectations for 2014.

(2) Metal price assumptions used for calculations: Au $1,300/oz, Ag $20/oz, Zn $0.80/lb, Pb $0.90/lb; USD/CAD assumed at par.

(3) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(4) Precious metals equivalent production of 20 million oz includes silver and gold production from Lucky Friday, Greens Creek and Casa Berardi converted using a 60:1 gold to silver conversion ratio.

(5) All metal equivalent production includes the equivalent in note 4 plus the zinc and lead tonnage production converted to silver using ratios of 80:1 (zinc to silver) and 90:1 (lead to silver).

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 5, 2014, to stockholders of record on May 28, 2014. The realized silver price was $20.04 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors has also elected to declare the regular quarterly cash dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on July 1, 2014, to stockholders of record on June 13, 2014.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, May 6, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-877-280-4960 or for international dialing 1-857-244-7317. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements, including 2014 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales, including as a result of the #4 Shaft Project; (ii) estimates of future costs and cash cost, after by-product credits per ounce of silver/gold, including the expected cost of the #4 Shaft project; (iii) guidance for 2014 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,300/oz., silver at $20/oz., zinc at $0.80/lb. and lead at $0.90/lb. and US dollar and Canadian dollar at par); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) increased metals prices; (vii) expected increase of diesel power at Greens Creek; (viii) the possibility of the following at Casa Berardi as a result of engineering work underway: increase in metallurgical recoveries, better control dilution, reduction of the development necessary to maintain production, positive impacts on revenue and cash costs, reduction of required capital, and expected life of mine benefit of $140 million; (ix) possible strike extensions of veins at the San Sebastian project; and (x) commencement of underground rehabilitation work at San Juan Silver. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Form 10-K, filed on February 19, 2014 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Sales of products	$125,787	$76,450
Cost of sales and other direct production costs	77,741	36,825
Depreciation, depletion and amortization	25,803	14,007
	103,544	50,832
Gross profit	22,243	25,618

Other operating expenses:
General and administrative	7,941	6,939
Exploration	4,150	6,493
Pre-development	419	4,791
Other operating expense	718	1,024
Provision for closed operations and reclamation	1,104	1,794
Aurizon acquisition costs	—	5,292
Lucky Friday suspension-related costs	—	1,498
	14,332	27,831
Income (loss) from operations	7,911	(2,213)
Other income (expense):
Gain on derivative contracts	9,452	21,539
Interest and other income	79	31
Unrealized gain on investments	688	—
Net foreign exchange gain (loss)	4,134	(144)
Interest expense	(6,840)	(704)
	7,513	20,722
Income before income taxes	15,424	18,509
Income tax provision	(3,783)	(7,415)
Net income	11,641	11,094
Preferred stock dividends	(138)	(138)
Income applicable to common stockholders	$11,503	$10,956
Basic income per common share after preferred dividends	$0.03	$0.04
Diluted income per common share after preferred dividends	$0.03	$0.04
Weighted average number of common shares outstanding - basic	342,666	285,171
Weighted average number of common shares outstanding - diluted	350,018	297,164

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$207,642	$212,175
Accounts receivable:
Trade	26,159	17,672
Other, net	10,650	20,893
Inventories	43,858	48,837
Current deferred income taxes	30,946	35,734
Other current assets	13,016	8,324
Total current assets	332,271	343,635
Non-current investments	8,730	7,019
Non-current restricted cash and investments	7,702	5,217
Properties, plants, equipment and mineral interests, net	1,805,632	1,791,601
Non-current deferred income taxes	86,677	78,780
Other non-current assets and deferred charges	9,269	5,867
Total assets	$2,250,281	$2,232,119

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$39,232	$51,152
Accrued payroll and related benefits	17,359	18,769
Accrued taxes	12,619	7,881
Current portion of capital leases	8,482	8,471
Current portion of accrued reclamation and closure costs	58,640	58,425
Other current liabilities	15,228	6,781
Total current liabilities	151,560	151,479
Capital leases	14,112	14,332
Long-term debt	491,042	490,726
Non-current deferred tax liability	159,890	164,861
Accrued reclamation and closure costs	55,353	46,766
Other non-current liabilities	34,862	37,536
Total liabilities	906,819	905,700

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	85,943	85,896
Capital surplus	1,431,903	1,426,845
Accumulated deficit	(144,355)	(154,982)
Accumulated other comprehensive loss	(24,949)	(26,299)
Treasury stock	(5,119)	(5,080)
Total stockholders’ equity	1,343,462	1,326,419
Total liabilities and stockholders’ equity	$2,250,281	$2,232,119
Common shares outstanding	342,840	342,663

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
OPERATING ACTIVITIES
Net income	$11,641	$11,094
Non-cash elements included in net income:
Depreciation, depletion and amortization	26,054	14,711
Loss (gain) on disposition of properties, plants, equipment and mineral interests	275	(125)
Provision for reclamation and closure costs	933	591
Stock compensation	1,065	798
Deferred income taxes	(2,851)	3,990
Amortization of loan origination fees	519	135
Gain on derivative contracts	(8,847)	(19,620)
Foreign exchange gain	(4,688)	—
Other non-cash (gains) charges, net	4	(11)
Change in assets and liabilities:
Accounts receivable	1,387	4,708
Inventories	4,669	(5,108)
Other current and non-current assets	923	382
Accounts payable and accrued liabilities	(5,416)	(2,712)
Accrued payroll and related benefits	2,721	5,046
Accrued taxes	4,756	(2,497)
Accrued reclamation and closure costs and other non-current liabilities	(2,762)	(22)
Cash provided by operating activities	30,383	11,360

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(26,867)	(25,753)
Proceeds from disposition of properties, plants and equipment	—	126
Purchases of investments	—	(2,562)
Changes in restricted cash and investment balances	(2,485)	(12)
Net cash used in investing activities	(29,352)	(28,201)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	(286)
Dividends paid to common stockholders	(857)	(3,565)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(468)	—
Repayments of capital leases	(2,403)	(1,540)
Net cash used in financing activities	(3,866)	(5,529)
Effect of exchange rates on cash	(1,698)	—
Net decrease in cash and cash equivalents	(4,533)	(22,370)
Cash and cash equivalents at beginning of period	212,175	190,984
Cash and cash equivalents at end of period	$207,642	$168,614

HECLA MINING COMPANY
Production Data

	Three Months Ended
	March 31, 2014	March 31, 2013
GREENS CREEK UNIT
Tons of ore milled	202,715	197,823
Mining cost per ton	$66.89	$72.14
Milling cost per ton	$27.51	$37.70
Ore grade milled - Silver (oz./ton)	12.44	12.74
Ore grade milled - Gold (oz./ton)	0.12	0.11
Ore grade milled - Lead (%)	3.14	3.32
Ore grade milled - Zinc (%)	8.57	8.40
Silver produced (oz.)	1,787,137	1,780,524
Gold produced (oz.)	15,009	13,689
Lead produced (tons)	4,825	4,835
Zinc produced (tons)	15,041	14,072
Cash cost, after by-product credits, per silver ounce (1)	$1.58	$5.02
Capital additions (in thousands)	$5,582	$11,177
LUCKY FRIDAY UNIT
Tons of ore processed	79,089	13,926
Mining cost per ton	$80.99	$122.49
Milling cost per ton	$20.59	$58.76
Ore grade milled - Silver (oz./ton)	9.38	9.45
Ore grade milled - Lead (%)	6.49	5.71
Ore grade milled - Zinc (%)	3.00	2.19
Silver produced (oz.)	699,605	120,492
Lead produced (tons)	4,810	706
Zinc produced (tons)	2,050	200
Cash cost, after by-product credits, per silver ounce (1)	$9.60	$36.55
Capital additions (in thousands)	$10,510	$14,458
CASA BERARDI UNIT
Tons of ore milled	186,143	—
Mining cost per ton	$121.15	$—
Milling cost per ton	$22.78	$—
Ore grade milled - Gold (oz./ton)	0.19	—
Ore grade milled - Silver (oz./ton)	0.031	—
Gold produced (oz.)	31,259	—
Silver produced (oz.)	5,111	—
Cash cost, after by-product credits, per gold ounce (1)	$886	$—
Capital additions (in thousands)	$12,856	$—

(1) Cash cost, after by-product credits, per silver and gold ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday Units
	Three months ended March 31,
	2014	2013
By-product value, all silver properties:
Zinc	$22,956	$19,117
Gold	16,260	18,268
Lead	15,767	9,192
Total by-product credits	$54,983	$46,577

By-product credits per silver ounce, all silver properties
Zinc	$9.23	$10.05
Gold	6.54	9.61
Lead	6.34	4.84
Total by-product credits	$22.11	$24.50

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit (2)
	Three months ended March 31,	Seven months ended December 31,
	2014	2013
Silver by-product value	$104	$262
Silver by-product credits per gold ounce	$3.33	$4.19

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday Units
	Three Months Ended March 31,
	2014	2013
Cash cost, before by-product credits (1)	$64,519	$59,923
By-product credits	(54,983)	(46,577)
Cash cost, after by-product credits	9,536	13,346
Divided by ounces produced	2,487	1,901
Cash cost, before by-product credits, per silver ounce	$25.94	$31.52
By-product credits per silver ounce	$(22.11)	$(24.50)
Cash cost, after by-product credits, per silver ounce	$3.83	$7.02
Reconciliation to GAAP:
Cash cost, after by-product credits	$9,536	$13,346
Depreciation, depletion and amortization	17,222	14,007
Treatment costs	(19,906)	(18,597)
By-product credits	54,983	46,577
Change in product inventory	4,795	(4,604)
Reclamation and other costs	525	103
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$67,155	$50,832

	Greens Creek Unit
	Three Months Ended March 31,
	2014	2013
Cash cost, before by-product credits (1)	$46,599	$53,908
By-product credits	(43,777)	(44,966)
Cash cost, after by-product credits	2,822	8,942
Divided by ounces produced	1,787	1,781
Cash cost, before by-product credits, per silver ounce	$26.08	$30.27
By-product credits per silver ounce	$(24.50)	$(25.25)
Cash cost, after by-product credits, per silver ounce	$1.58	$5.02
Reconciliation to GAAP:
Cash cost, after by-product credits	$2,822	$8,942
Depreciation, depletion and amortization	15,026	12,679
Treatment costs	(15,389)	(17,813)
By-product credits	43,777	44,966
Change in product inventory	4,999	(4,162)
Reclamation and other costs	528	99

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$51,763	$44,711
	Lucky Friday Unit
	Three Months Ended March 31,
	2014	2013
Cash cost, before by-product credits (1)	$17,920	$6,015
By-product credits	(11,206)	(1,611)
Cash cost, after by-product credits	6,714	4,404
Divided by ounces produced	700	120
Cash cost, before by-product credits, per silver ounce	$25.62	$49.92
By-product credits per silver ounce	$(16.02)	$(13.37)
Cash cost, after by-product credits, per silver ounce	$9.60	$36.55
Reconciliation to GAAP:
Cash cost, after by-product credits	$6,714	$4,404
Depreciation, depletion and amortization	2,196	1,328
Treatment costs	(4,517)	(784)
By-product credits	11,206	1,611
Change in product inventory	(204)	(442)
Reclamation and other costs	(3)	4
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,392	$6,121

	Casa Berardi Unit (2)
	Three months ended March 31,		Seven months ended December 31,
	2014	2013	2013
Cash cost, before by-product credits (1)	$27,808	$—	$59,717
By-product credits	(104)	—	(262)
Cash cost, after by-product credits	27,704	—	59,455
Divided by gold ounces produced	31.26	—	62.53
Cash cost, before by-product credits, per gold ounce	889.61	—	954.98
By-product credits per gold ounce	(3.33)	—	(4.19)
Cash cost, after by-product credits, per gold ounce	$886.28	$—	$950.79
Reconciliation to GAAP:
Cash cost, after by-product credits	$27,704	$—	$59,455
Depreciation, depletion and amortization	8,581	—	18,030
Treatment costs	(98)	—	(268)
By-product credits	104	—	262
Change in product inventory	(107)	—	(3,766)
Reclamation and other costs	205	—	142
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,389	$—	$73,855

	Total, All Locations
	Three months ended March 31,
	2014	2013
Reconciliation to GAAP:
Cash cost, after by-product credits	$37,240	$13,346
Depreciation, depletion and amortization	25,803	14,007
Treatment costs	(20,004)	(18,597)
By-product credits	55,087	46,577
Change in product inventory	4,688	(4,604)
Reclamation and other costs	730	103
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$103,544	$50,832

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2) On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Reconciliation of Net Income Applicable to Common Stockholders (GAAP) to Adjusted Net Income Applicable to Common Stockholders

This release refers to a non-GAAP measure of Adjusted net income applicable to common stockholders and Adjusted net income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2014	2013
Net income applicable to common stockholders (GAAP)	$11,503	$10,956
Adjusting items:
(Gains) losses on derivatives contracts	(9,452)	(21,539)
Provisional price losses (gains)	738	2,700
Lucky Friday suspension-related costs	—	1,498
Aurizon acquisition costs	—	5,292
Income tax effect of above adjustments	2,091	4,458
Adjusted net income applicable to common stockholders	$4,880	$3,365
Weighted average shares - basic	342,666	285,171
Weighted average shares - diluted	350,018	297,164
Basic earnings after adjustments per common share	$0.01	$0.01
Diluted earnings after adjustments per common share	$0.01	$0.01

Reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (GAAP)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses . Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended March 31,
	2014	2013
Net income	$11,641	$11,094
Plus: Interest expense	6,840	704
Plus: Income taxes	3,783	7,415
Plus: Depreciation, depletion and amortization	25,803	14,007
Plus: Exploration expense	4,150	6,493
Plus: Pre-development expense	419	4,791
Plus: Aurizon acquisition costs	—	5,292
Plus: Lucky Friday suspension-related costs	—	1,498
Plus/(Less): Foreign exchange (gain) loss	(4,134)	144
Plus/(Less): (Gains)/losses on derivative contracts	(9,452)	(21,539)
Plus/(Less): Provisional price (gains)/losses	738	2,700
Other	1,231	1,504
Adjusted EBITDA	$41,019	$34,103

Table A - Assay Results - Q1 2014

Note: All assay intervals represent true widths of drill core with the exception of the results from Greens Creek. At Greens Creek the assay intervals represent the horizontal width because the mineralized bodies are very irregular in shape and in most cases this is the best approximation for true width.

Greens Creek (Alaska)

Zone	Drill Hole	Drillhole	Sample	Sample	Width	Silver	Gold	Zinc	Lead	Depth From Mine
	Number	Azm/Dip	From	To	(feet)	(oz/ton)	(oz/ton)	(%)	(%)	Portal (feet)
Deep 200 South	GC3765	063/-65	321.50	323.50	1.5	31.42	0.03	0.92	0.28	-1541
			225.60	226.60	0.9	53.39	0.03	6.01	5.01	-1453
	GC3768	063/-27	440.50	443.50	1.9	48.38	0.04	4.96	2.63	-1457
	GC3769	243/-50	491.60	495.10	3.2	18.59	0.12	7.62	3.48	-1634
	GC3770	243/-83	197.20	198.00	0.8	360.83	0.22	19.96	11.19	-1445
			244.70	253.00	8.2	19.37	0.02	6.81	2.89	-1492
			1115.10	1118.00	2.2	38.77	0.13	1.17	0.52	-2352
	GC3771	243/-59	432.00	440.20	7.9	11.37	0.12	10.87	4.67	-1632
	GC3774	243/-78	336.80	339.40	2.5	18.51	0.08	11.34	6.66	-1579
			343.90	353.50	9.4	13.27	0.12	8.71	4.36	-1586
	GC3775	243/-67	334.00	343.00	8.6	28.51	0.06	6.82	3.33	-1581
	GC3776	243/-54	376.70	378.70	1.9	45.96	0.34	12.46	5.67	-1561
			381.80	410.60	28.2	27.34	0.46	13.73	6.73	-1566
	GC3778	063/-88	260.30	263.30	3.0	24.77	0.12	0.51	0.33	-1524
	GC3779	243/-51	326.00	328.60	1.7	43.07	0.12	12.98	7.27	-1504
			333.50	339.30	3.8	22.92	0.03	1.36	0.57	-1508
	GC3780	063/-66	448.50	450.60	2.0	32.65	0.04	5.52	2.71	-1668
			455.80	464.30	8.2	15.73	0.02	6.30	3.03	-1674
	GC3782	063/-58	370.60	379.10	5.5	26.18	0.02	8.51	3.80	-1576
	GC3783	243/-80	262.20	264.20	1.9	75.47	0.03	3.47	1.95	-1483
			292.00	306.80	12.8	34.11	0.04	2.44	1.16	-1510
			309.70	329.60	17.2	21.51	0.78	7.10	3.56	-1526
	GC3785	243/-58	295.70	299.40	3.1	54.91	0.02	5.34	2.95	-1513
			465.20	472.00	6.2	14.10	0.17	8.30	4.74	-1652
	GC3786	063/-66	297.20	298.20	0.8	259.31	0.79	7.56	3.28	-1532
			423.20	425.00	1.7	22.52	0.02	2.49	1.20	-1647
			441.70	444.50	2.7	36.55	0.03	5.99	2.99	-1663
	GC3788	063/-82	415.90	420.60	4.7	26.41	0.09	11.82	6.49	-1676
	GC3790	243/-69	263.40	275.20	11.1	20.30	0.03	2.03	1.06	-1509
			427.00	430.00	2.8	36.39	0.14	5.70	3.00	-1664
	GC3791	243/-56	308.20	317.40	7.4	34.72	0.07	1.83	0.83	-1518
			458.80	483.00	23.5	11.26	0.14	6.96	4.41	-1644
	GC3792	243/-46	544.50	549.50	4.9	52.14	0.40	14.81	7.49	-1653
	GC3793	235/-41	363.90	365.70	1.8	50.45	0.08	8.48	4.09	-1489
			380.00	384.30	4.2	26.36	0.19	25.11	12.86	-1500
	GC3794	063/-45	403.20	417.00	7.7	8.60	0.04	8.63	4.88	-1546
	GC3799	072/-46	299.50	300.60	0.7	104.49	0.07	15.40	7.17	-1467
	GC3802	243/-72	378.70	380.70	1.9	12.72	0.21	5.62	3.15	-1620

Lucky Friday (Idaho)

Zone	Drill Hole	Drill Hole	Sample	Sample	True	Ag	Zinc	Lead	Mine	Elevation
	Number	Azm/Dip	From	To	Width (feet)	(oz/ton)	(%)	(%)	Level	(feet)
5	GH68-21	188.2/-31.5	915	917.2	1.7	38.7	0.6	21.2	7035	-3655
20	GH68-22	161.8/-22.3	1001	1009.6	7.2	8.4	1.1	5.6	6998	-3618
21	GH66-02	169.5/-10.6	781.6	785.4	3.5	22.7	4.9	10.3	6673	-3293
30	GH66-02	169.5/-10.6	767.4	780.2	11.9	36.8	4.9	23.2	6671	-3291
30	GH66-19	167.7/-15.1	788.9	794.3	4.9	37.1	1.5	12.9	6734	-3354
30	GH68-12	177.6/-27.5	729.8	733.1	2.8	28.8	1.8	22	6684	-3304
30	GH68-13	160.3/-21.9	1062.9	1070.7	3.8	61.9	5.9	34.3	7102	-3722
30	GH68-20	166.7/-29.3	854.7	858.4	2.8	19.7	1.8	7.6	6787	-3407
30	GH68-21	188.2/-31.5	868.8	882.3	10.2	15.3	12.3	11.1	7014	-3634
30	GH68-22	161.8/-22.3	971.7	990.2	16.5	28.7	6.7	21.4	6989	-3609
30	GH70-06	164.4/-41.9	970.5	978.2	4.9	39.4	0.7	11.1	6965	-3585
30	GH70-07	173.2/-43	875.8	883.3	5.4	17.1	0.4	10.2	6922	-3542
41	GH66-19	167.7/-15.1	780	783.2	2.9	30.5	7.1	19.9	6731	-3351
41	GH70-06	163.3/-44.4	865.5	869.5	2.7	12.5	1.1	8.1	6892	-3512
50	GH68-12	177.6/-27.5	666.2	674.3	6.7	17.5	2.3	12.4	6656	-3276
50	GH68-20	164.6/-33.2	705.4	714.1	7.2	13.2	1.5	8.2	6711	-3331
90	GH68-12	176.0/-36.0	484.4	492.8	6.2	13	2.5	12	6559	-3179
110	GH66-02	165.8/-11.7	550.1	557.2	6.6	12.5	0.1	5.4	6629	-3249
110	GH66-19	166.7/-16.3	566.7	568.7	1.8	25.8	2.4	18.6	6673	-3293
110	GH68-20	163.2/-43.6	474.7	488.5	9.7	7.5	7.7	13.2	6568	-3188
110	GH68-21	187.2/-34.6	600	608.9	7.3	26.3	0.1	0.6	6865	-3485
120	GH70-06	162.8/-51.3	526.8	535.6	5.2	7.3	2.5	18.3	6641	-3261
120	GH70-07	172.0/-55.8	518.6	528.7	5.4	24.1	2.7	15.8	6643	-3263
130	GH68-20	162.3/-45.3	428.3	449.9	13.7	31.1	5.2	19.8	6538	-3158
130	GH70-06	162.8/-51.3	508	525	17	36.2	2.1	17.7	6628	-3248

Casa Berardi (Quebec)

		Drill						Depth From
Zone	Drill Hole	Hole	Drill Hole	Sample	Sample	Width	Gold	Mine
	Number	Section	Azm/Dip	From	To	(feet)	(oz/ton)	Surface (feet)
Lower 113 (113-S4)	CBW-0890-013	11375	180°/-9°	150.9	174.9	17.7	0.87	-2939.6
	CBW-0890-013	11375	180°/-9°	199.5	215.6	13.1	0.31	-2944.9
117	CBP-510-003	11720	200°/-5°	181.8	190.0	6.6	0.32	-1682.7
Lower 118 (118-27)	CBP-0770-038	12030	180°/9°	68.9	89.9	16.4	0.48	-2503.6
	CBP-0770-050	11989	184°/29°	168.6	171.3	2.6	7.10	-2430.1
	CBP-0850-011	12045	180°/23°	32.8	85.3	51.8	0.26	-2760.8
	CBP-0850-012	12045	180°/-2°	22.6	103.7	78.7	0.23	-2788.7
	CBP-0850-013	12045	180°/-26°	24.3	88.6	58.1	0.37	-2813.3
	CBP-0850-017	12030	180°/-20°	104.3	139.4	34.8	0.26	-2831.0
	CBP-0850-018	12030	180°/1°	29.5	108.3	77.1	0.25	-2787.1
	CBP-0850-020	12015	180°/-4°	16.7	85.3	66.3	0.22	-2790.4
	CBP-0850-021	12015	180°/11°	18.7	68.2	47.6	0.23	-2776.9
	CBP-0850-021	12015	180°/11°	138.5	160.1	21.3	0.31	-2754.3
	CBP-0850-024	12000	180°/18°	17.4	74.5	52.5	0.26	-2771.0
	CBP-0850-025	12000	180°/-1°	16.4	65.6	49.2	0.22	-2787.7
	CBP-0850-027	11985	180°/16°	22.0	99.1	77.1	0.26	-2764.8
	CBP-0850-028	11985	180°/-1°	21.3	109.3	85.3	0.24	-2784.4
Upper 118 (118-45)	CBP-0530-155	12198	186°/3°	134.5	153.5	6.6	0.40	-1740.5
	CBP-0530-156	12197	216°/9°	88.6	109.6	6.6	0.38	-1725.4
123 (130)	CBP-0584-163	12800	198°/-11°	935.2	940.5	3.4	0.21	-1012.3
	CBP-0584-163	12800	198°/-11°	942.3	968.6	17.4	0.22	-1017.4
Principal 124 (130)	CBP-0584-163	12950	187°/3°	774.3	786.8	10.4	0.25	-1072.0

Principal (127-16)	CBP-0290-032	12270	180°/-2°	91.9	101.7	8.5	0.20	-947.5
	CBP-0290-045	12528	154°/17°	86.0	104.3	18.4	0.44	-897.0
	CBP-0290-054	12528	122°/7°	95.1	119.1	13.8	0.45	-913.4
	CBP-0290-060	12568	174°/17°	110.6	122.4	11.5	1.11	-910.8
	CBP-0290-063	12568	192°/14°	165.4	197.5	30.2	0.30	-901.9
	CBP-0290-065	12587	284°/40°	49.2	67.9	3.3	0.25	-907.8

Fayolle (Quebec)

	Drill Hole	Drillhole	Sample	Sample To	Width	Gold
Zone	Number	Azm/Dip	From (ft)	(ft)	(feet)	(oz/ton)
Fayolle	FAX-14-65	203/-61	992.8	996.4	3.6	0.11
Fayolle	FAX-14-66	211/-66	831.0	843.2	12.1	0.03
Fayolle	FAX-14-67	211/-63	190.6	193.9	3.3	0.03
Cinco	FAX-14-71	207/-45	274.0	300.9	26.9	0.08
	including		275.5	289.9	14.4	0.12
			866.1	886.5	20.3	0.07
SW Cinco	FAX-14-72	208/-45	253.3	255.9	2.6	0.48
			550.2	560.0	9.8	0.07

CONTACT:
Hecla Mining Company
Investor Relations:
Mike Westerlund, 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
http://www.hecla-mining.com